Exhibit 99.2

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2016 for the Apollo Operating Group on a historical basis and as adjusted to give effect to this offering and the use of proceeds therefrom. You should read this table in conjunction with the section titled “Unaudited Reconciliation of Financial Data” included in this offering memorandum and with the financial statements and the related notes and reconciliations incorporated by reference in this offering memorandum.

	As of March 31, 2016
	Actual	As Adjusted
	(Dollars in Millions)
4.00% Senior Notes Due 2024	$494.7		$494.7
Notes offered hereby(1)	—
Term Facility(2)	499.1
2014 AMI Term Facilities	32.9		32.9
2016 AMI Term Facility	19.3		19.3
Retained Earnings	693.4		693.4
Accumulated other comprehensive income	(3.8)		(3.8)
Non-controlling interests in consolidated entities	7.7		7.7
Non-controlling interests in Apollo Operating Group	548.6		548.6

Total capitalization	$2,291.9	$

(1)	As adjusted reflects gross proceeds of $ million, net of original issue discount of approximately $ million. The discount will be amortized into interest expense over the term of the notes, resulting in the accretion of $ million to par value of $ million.
(2)	As of March 31, 2016, we had no outstanding borrowings under the revolving facility.

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